Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner/ Kate Thompson/ Lyle Weston 212-355-4449
Compass Diversified Appoints Alex Bhathal to Board

Westport, Conn. – January 3, 2022 – Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, today announced that Alex Bhathal has been appointed to the Board of Directors of Compass Group Diversified Holdings LLC (the “Board”), effective January 1, 2022. With Mr. Bhathal’s appointment, the Board will expand to comprise nine directors.

Mr. Bhathal is currently the managing partner of RAJ Capital Management, a firm he founded in 2006. He brings more than 15 years of asset management experience and a successful track record of actively managing investments in sports, consumer products and real estate.

“We are pleased to welcome Alex and his years of experience helping companies grow to our Board,” said Sean Day, Chairman of CODI’s Board. “With hands-on experience in sports and consumer products companies, Alex brings valuable insight to our CODI team and our subsidiaries as we seek to leverage our permanent capital advantage to acquire and build leading businesses. The Board looks forward to working with Alex as CODI continues to drive long-term value for its shareholders.”

“Joining the Board at such a pivotal time is an incredible opportunity,” said Mr. Bhathal. “I believe the Company is well-positioned for the long term, and I am excited to be a part of the Board as CODI continues on its growth trajectory.”

About Alex Bhathal
Alex Bhathal is the founder of RAJ Capital Management, where he has been serving as the managing partner since 2006. Since 2013, Mr. Bhathal has also been the co-owner and Executive Director of Sacramento Basketball Holdings LLC, the owner of the Sacramento Kings franchise of the National Basketball Association. From 2006 through 2016, Mr. Bhathal served as the Chief Executive Officer of Raj Swim, a company which designs, manufactures and markets designer and private label swimwear under nationally recognized brands.

Mr. Bhathal serves on the boards of Gen Next (a policy orientated non-profit), the California Coast chapter of the Young Presidents Organization (YPO), and Aspyr Holdings (Orange Theory Fitness franchises) and is Investment Partner of Rx3 Growth Partners, a consumer growth fund. He earned a Bachelor of Arts degree from the University of California Los Angeles and a Master of Business Administration degree from the University of Southern California. Mr. Bhathal is also a current participant in the President’s Program in Leadership at Harvard Business School.

About Compass Diversified (“CODI”)
CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. CODI provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in its long-term growth and has consistently generated strong returns through its culture of transparency, alignment and accountability.

Our ten majority-owned subsidiaries are engaged in the following lines of business:
•The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);
•The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);
•The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);
•The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);
•The design, engineering and marketing of dial based fit systems delivering a scientifically proven performance advantage for athletes (BOA Technology);
•The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);
•The design, manufacture, and marketing of high-end, one-of-a kind jewelry (Lugano Diamonds);
•The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);
•The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and
•The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020, as supplemented by the risk factor discussion in the Form 10-Q filed by CODI with the SEC for the quarter ended September 30, 2021, and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.